UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2007

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA	22033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 6, 2007, ManTech entered into an Agreement and Plan of Merger (“Merger Agreement”) with SRS Technologies (“SRS”), certain shareholders of SRS, Quicksilver Acquisition Corp., a newly formed and wholly owned subsidiary of ours (“Merger Sub”), and certain persons acting as a representative for the shareholders of SRS (“Shareholder Representative”). The Merger Agreement provides for the merger of Merger Sub with and into SRS, with SRS continuing as the surviving corporation and our wholly owned subsidiary (the “Merger”).

On April 9, 2007, we issued a press release announcing that we had entered into the Merger Agreement. The press release is attached hereto as Exhibit 99.1.

Description of Material Terms of Merger Agreement

Under the terms of the Merger Agreement, we will acquire all of the outstanding equity interests in SRS (a privately-held company) for a purchase price of $195 million in cash (the “Purchase Price”). A portion of the Purchase Price will be used to pay for certain transaction costs incurred by SRS in connection with the Merger. The Purchase Price is subject to adjustment based on the calculation of SRS’ working capital on the closing date.

Approximately $36 million of the Purchase Price will be placed into escrow to satisfy potential indemnification obligations of the Company and its shareholders, and to satisfy potential expenses of the Shareholder Representative. The escrow term will be for a period of 3 years, subject to potential distributions of portions of the escrowed amount after the end of the first and second year.

SRS has made customary representations and warranties in the Merger Agreement. Additionally, SRS has agreed to certain customary covenants and agreements, including (among others) that

•

The Board of SRS will call a special meeting of the SRS shareholders to consider the Merger Agreement and the Merger, and will recommend that the SRS shareholders adopt the Merger Agreement and approve of the Merger; and

•	SRS will not solicit, encourage or initiate the submission of proposals relating to alternate business combination transactions, and will not participate in any discussions pertaining thereto.

Consummation of the Merger is subject to customary closing conditions, including (among others)

•	Expiration of the applicable Hart-Scott-Rodino waiting period;

•	The absence of any injunction or order prohibiting the closing;

•	The accuracy of representations and warranties (subject to an overall material adverse effect qualification);

•	The compliance with all agreements, covenants and obligations contained in the Merger Agreement (subject to a materiality qualification for compliance with certain select covenants); and

•	The absence of a material adverse change to SRS’s business or financial condition.

The Merger Agreement contains customary termination provisions. In the event the Merger Agreement is terminated, the parties generally shall be responsible for their respective costs and expenses. However, if the termination of the Merger Agreement is the result of an intentional breach (a willful and knowing breach), then the party who has committed the intentional breach will remain liable for (and the non-breaching party shall be entitled to recover) damages, losses costs and expenses incurred or suffered by the non-breaching party.

The Board of Directors of each of ManTech and SRS has unanimously approved the Merger. Concurrently with entering into the Merger Agreement, certain shareholders of SRS (who collectively own over 85% of SRS stock) entered into voting agreements with ManTech pursuant to which they agreed to vote their shares of SRS for the adoption and approval of the Merger Agreement, and against any alternate transaction.

We expect the Merger to close in the second quarter of 2007.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	ManTech International Corporation Press Release, dated April 9, 2007, announcing the execution of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: April 9, 2007	By:	/s/ Kevin M. Phillips
Kevin M. Phillips
Chief Financial Officer